EXHIBIT 99.1

For more information, please contact:
David W. Kloos
Chief Financial Officer
(303) 595-9898

TEXAS SUPREME COURT REVERSES LOWER COURT JUDGMENT AGAINST
STERLING TRUST

June 17, 2005

Denver, Colorado — Matrix Bancorp, Inc. (NASDAQ: MTXC) (the “Company”) announced today that the Texas Supreme Court published its opinion regarding the petition for review of Sterling Trust Company in the case styled Sterling Trust Company v. Roderick Adderley, et. al. (No. 03-1001) which was on appeal from the decision rendered by the Court of Appeals for the Second District of Texas (Ft. Worth). The Supreme Court reversed the Court of Appeals’ judgment and remanded the case to the trial court for further proceedings consistent with its opinion. Sterling Trust Company is a wholly owned subsidiary of the Company.

The Tarrant County, Texas district court had originally entered a judgment of approximately $6.4 million, plus post-judgment interest and conditional attorneys' fees, against Sterling Trust. Sterling Trust then appealed the judgment to the Court of Appeals for the Second District of Texas (Fort Worth), which in 2003 affirmed the award for actual damages of approximately $6.2 million, plus post-judgment interest and conditional attorneys' fees for the appeals (currently estimated to be approximately $3.6 million). Sterling Trust’s appeal to the Texas Supreme Court followed, resulting in today’s reversal and remand for further proceedings.

The Company had previously determined that an ultimate loss in the Adderley case was not probable and therefore did not make an accrual for loss with respect to the litigation in its consolidated financial statements.

Notwithstanding the reversal and remand for further proceedings, however, the ultimate legal and financial liability of the Company, if any, in this matter remains uncertain at this time.

Mr. Richard V. Schmitz, Chairman of the Board and Co-CEO of Matrix Bancorp, Inc., commented: “We are very pleased that the Texas Supreme Court has reversed the lower court rulings against Sterling Trust and remanded the case to the trial court for further proceedings. We remain optimistic that Sterling Trust will prevail on the merits before the trial court.”

Forward-Looking Statements

Certain statements contained in this press release that are not historical facts, including, but not limited to, statements that can be identified by the use of forward-looking terminology such as “may,”“expect,”“anticipate,”“predict,”“believe,”“plan,”“estimate” or “continue”“remain optimistic” or the negative thereof or other variations thereon or comparable terminology, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, and involve a number of risks and uncertainties. The actual results of the future events described in such forward-looking statements in this press release could differ materially from those stated in such forward-looking statements. Among the factors that could cause actual results to differ materially are: third party claims or actions in relation to ongoing or future litigation or bankruptcy matters; level of delinquencies; defaults and prepayments; government regulation; unanticipated developments in connection with the bankruptcy actions or litigation mentioned above, including judicial variation from existing legal precedent and the decision by one or more parties to appeal decisions rendered; the risks and uncertainties discussed set forth from time to time in the Company’s periodic reports, filings and other public statements.

Matrix Bancorp is a unitary thrift holding company headquartered in Denver, Colorado. Its subsidiaries’ operations are conducted primarily in Colorado, Texas and Tennessee.